EXHIBIT 99.1

Phone: 301 460 - 5818 Fax: 301 560 – 6665
13520 Oriental St Rockville, Md 20853
info@textechnologies.com

January 5th, 2007

Taylor Hutchinson
Officentral La Sabana
Edificio #6 Piso #7
San Jose, Costa Rica

Re: Midas Entertainment, Inc

Gentlemen,

            As you may know, Textechnologies has engaged new accountants and auditors since our acquisition of the old Midas. As such, we have made pubic representations that there were no disputes or disagreements with your firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to your satisfaction, would have caused you to make reference to the subject matter of the disagreements in your reports.  As such, we are hereby requesting that Taylor Hutchinson furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made in this letter.

Should you have any questions at all, please do contact me at any time.

Sincerely yours,

David E. Price,
Counsel to Textechnologies, Inc.

cc: Peter Maddocks, CEO Textechnologies, Inc.
      US Securities & Exchange Commission.